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                                                                    Exhibit 99.1
FOR IMMEDIATE RELEASE

                       ANWORTH MORTGAGE ASSET CORPORATION
         REPORTS EARNINGS OF $0.54 PER SHARE FOR FOURTH QUARTER OF 2001

SANTA MONICA, California - January 23, 2002 - Anworth Mortgage Asset Corporation (AMEX: ANH) reported earnings for the quarter ended December 31, 2001, of $1,444,000 or $0.54 per share based on 2,658,427 weighted average common shares outstanding and $0.53 per share on a fully diluted basis.

At December 31, 2001, Anworth's total assets were $424.6 million and its mortgage assets consisted of 63% in adjustable-rate mortgage-backed securities, 21% in hybrid adjustable-rate mortgage-backed securities, 13% in fixed-rate mortgage-backed securities, 2% in floating-rate collateralized mortgage obligations and $1.8 million of preferred stock in another mortgage REIT. At December 31, 2001, 99.6% of Anworth's mortgage-backed securities were guaranteed by an agency of the United States government such as Fannie Mae or Freddie Mac. After taking into account a fair value adjustment, Anworth's book value per share at December 31, 2001 was approximately $7.91.

Between January 1, 2002 and January 18, 2002 Anworth purchased $112.1 million of mortgage-backed securities guaranteed by an agency of the United States government.

Anworth is a mortgage real estate investment trust (REIT) which invests in mortgage assets, including mortgage pass-through certificates, collateralized mortgage obligations, mortgage loans and other real estate securities. Anworth generates income for distribution to shareholders based on the difference between the yield on its mortgage assets and the cost of its borrowings.


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Safe Harbor Regarding Forward-Looking Statements

Certain statements herein are forward-looking statements within the meaning of applicable federal securities laws, and can be identified by the use of forward-looking terminology such as "may," "will," "intend," "should," "expect," "anticipate," "estimate" or "continue" or the negatives thereof or other comparable terminology. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including the risks set forth in the Company's Registration Statement on Form S-2 filed with the Securities and Exchange Commission on January 11, 2002 and other documents filed by the Company with the Securities and Exchange Commission.

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Investor Contact:
Pamela J. Watson
Chief Financial Officer
Anworth Mortgage Asset Corporation
(310) 393-1424 or (310) 394-0115

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